Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286709

ARES STRATEGIC INCOME FUND
SUPPLEMENT NO. 7 DATED JULY 3, 2025
TO THE PROSPECTUS DATED APRIL 23, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 23, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose the Fund increased the total commitments under its senior secured revolving credit facility (the “Revolving Credit Facility”).

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included herein is a combined prospectus that relates to (i) the Registration Statement (File No. 333-264145), dated April 5, 2022, as amended, previously filed by the Fund on Form N-2 (the “Prior Registration Statement”), and (ii) the Registration Statement (File No. 333-286709), dated April 23, 2025, as amended, previously filed by the Fund on Form N-2. This Supplement also constitutes a supplement to the Prior Registration Statement.

Commitment Increase in the Revolving Credit Facility

On July 2, 2025, the Fund increased the total commitments under its Revolving Credit Facility with JPMorgan Chase Bank, N.A. and each of the other parties thereto from $3.085 billion to $3.225 billion. The other terms of the Revolving Credit Facility remained unchanged.

Please retain this Supplement with your Prospectus.